-------------------------               UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ------------------------------
         FORM 4                                      WASHINGTON, D.C. 20549                                     OMB Approval
-------------------------                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                ------------------------------
[ ] Check this box if no                                                                               OMB Number:        3235-0287
    longer subject to        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Expires:    January 31, 2005
    Section 16. Form 4         Section 17(a) of the Public Utility Holding Company Act of 1935 or      Estimated average burden
    or Form 5 obligations              Section 30(f) of the Investment Company Act of 1940             hours per response.......0.5
    may continue. See                                                                                 ------------------------------
    Instruction 1(b).

    (Print or Type Responses)
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1.  Name and Address of Reporting Person*   2. Issuer Name AND Ticker or Trading Symbol      6. Relationship of Reporting Person(s)
                                                                                                to Issuer
                                               American Home Mortgage Holdings, Inc.;        (Check all applicable)
    Horn           Alan         B.               AHMH                                        [ ] Director        [ ] 10% Owner
    ------------------------------------    -----------------------------------------------  [X] Officer (give   [ ] Other (specify
    (Last)        (First)      (Middle)     3. I.R.S. Identification       4. Statement for               title             below)
                                               Number of Reporting            Month/Day/                  below)
                                               Person, if an entity           Year
                                               (voluntary)                                    Executive Vice President and
    c/o American Home Mortgage Holdings, Inc.                                 04/14/2003      General Counsel
    520 Broadhollow Road                                                                      ---------------------------
    ------------------------------------                                   ---------------------------------------------------------
                  (Street)                                                 5. If Amendment,  7. Individual or Joint/Group Filing
                                                                              Date of        (Check Applicable Line)
                                                                              Original       [X] Form filed by One Reporting Person
    Melville     New York        11747                                        (Month/        [ ] Form filed by More than One
    ------------------------------------                                      Day/                   Reporting Person
    (City)        (State)        (Zip)                                        Year)

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                       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of    2. Trans-   2A. Deemed  3. Transaction    4. Securities Acquired (A)  5. Amount of      6. Ownership    7. Nature of
   Security       action       Execu-     Code (Instr.      or Disposed of (D)          Securities        Form:           Indirect
   (Instr. 3)     Date         tion       8)                (Instr. 3, 4 and 5)         Beneficially      Direct (D)      Beneficial
                  (Month/      Date,                                                    Owned             or Indirect     Ownership
                  Day/         if any                                                   Following         (I)             (Instr. 4)
                  Year)        (Month/                                                  Reported          (Instr. 4)
                               Day)                                                     Transactions
                                                                                        (s)
                                                                                        (Inst. 3 and
                                                                                        4)
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                                           Code   V      Amount  (A) or (D)  Price
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Common Stock,$0.01  04/14/2003              P            1,000       (A)    $10.38        1,000               (D)
par value per share
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

                                                                                                                         Page 1 of 2
                                                                                                                    SEC 1474 (09-02)

FORM 4 (continued)

                                       TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title  2. Conver- 3. Trans- 3A. Deemed 4. Trans- 5. Number of   6. Date     7. Title   8. Price 9. Number 10.Owner- 11. Nature
   of        sion or    action     Execu-    action    Derivative     Exer-       and        of       of        ship       of
   Deriv-    Exercise   Date       tion      Code      Securities     cisable     Amount     Deriv-   Deriv-    Form of    Indirect
   ative     Price of              Date,     (Instr.   Acquired (A)   and Expi-   of         ative    ative     Deriv-     Bene-
   Secu-     Deriv-     (Month/    if        8)        or Disposed    ration      Under-     Secu-    Secu-     ative      ficial
   rity      ative      Day/       any                 of (D)         Date        lying      rity     rities    Secu-      Owner-
   (Instr.   Security   Year)      (Month/             (Instr. 3,     (Month/     Securi-    (Instr.  Benefi-   rity:      ship
   3)                              Day/                4, and 5)      Day/        ties       5)       cially    Direct     (Instr.
                                   Year)                              Year)       (Instr.             Owned     (D) or      4)
                                                                                  3 and 4)            Follow-   Indirect
                                                                                                      ing       (I)
                                                                                                      Reported  (Instr.
                                                                                                      Trans-    4)
                                                                                                      action(s)
                                                                                                      (Instr.
                                                                                                      4)
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                                             Code  V   (A)  (D)    Date    Expir- Title Amount
                                                                   Exerci- ation        or
                                                                   sable   Date         Number
                                                                                        of
                                                                                        Shares
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                                                                /s/ Alan B. Horn                                 April 15, 2003
                                                     ------------------------------------------          ---------------------------
                                                         ** Signature of Reporting Person                            Date

**    Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless form displays a currently valid
OMB Control Number.
                                                                                                                         Page 2 of 2
                                                                                                                     SEC 1473 (9-02)